April 6, 2018

Dear Valued Customer,

For nearly a century, Coastway has grown and enjoyed success by putting our customers first. Each change we have made has been driven by our desire to remain competitive and serve our customers better. This was why we transitioned from a credit union to a mutual bank, and then to a publicly traded bank.

It is because of that relentless focus on our customers that Coastway Community Bank has some exciting news to share with you – we are being acquired by HarborOne Bank of Massachusetts. We chose to become part of HarborOne because they share our view that the customer always comes first and because they are a lot like Coastway.

Like Coastway, HarborOne has been helping customers make smart financial decisions for nearly a century. Like us, they were a credit union for decades and like us, they maintained those credit union roots and the credit union culture that puts the customer first.  HarborOne also understands that it takes a committed team to serve customers best – and like us, they have consistently invested in their team.

HarborOne has 15 branches serving 11 communities throughout Southeastern Massachusetts, a mortgage lending office in Westford, MA and a commercial lending office in Providence, RI. HarborOne is also the parent of HarborOne Mortgage LLC, which has 33 offices throughout New England.

For Coastway customers, the transition will mean access to more branches, and more products at more competitive prices. For our business customers it will mean access to more capital to help grow and continue creating jobs. Meanwhile, all nine of Coastway's existing branches will remain open while all tellers and branch employees will remain in their positions. Coastway's current offices will remain in Rhode Island and our charitable foundation, Coastway Cares, will continue to make an impact right here in the state with 100% of foundation donations benefitting Rhode Island.

In the end, our commitment to the community and our customers will remain our first priority. This change is good news – for the Coastway team and, most importantly, for you, our loyal customers.

You can learn more about HarborOne at www.HarborOne.com/Hello - or feel free to give me a call with any questions.
Sincerely,

Bill White
President and CEO

One Coastway Blvd., Warwick, RI 02886  -   www.coastway.com
Member FDIC    Equal Housing Lender